Exhibit 99.1

SiriusXM Appoints Eve Konstan as Executive Vice President, Chief Legal Officer and Secretary

NEW YORK, NY – Jan. 29, 2026 – Sirius XM Holdings Inc. (NASDAQ: SIRI) today announced the appointment of Eve Konstan as Executive Vice President, Chief Legal Officer and Secretary, effective February 9, 2026. Konstan succeeds Richard N. Baer, who is retiring.

Konstan is a distinguished legal mind known for her expertise in media, entertainment, and communications law, with an extensive background advising top companies. Most recently, Konstan served as General Counsel at Spotify Technology S.A, where she supported the organization across all legal matters, including content licensing, corporate governance, mergers and acquisitions, intellectual property, litigation and product counseling. Prior to joining Spotify, Konstan spent more than 20 years with WarnerMedia Entertainment and HBO, where she served in a variety of senior legal positions including Executive Vice President and General Counsel for both organizations.

“I’m pleased to join SiriusXM, an audio entertainment pioneer, as the company builds on its strong momentum and continues to evolve,” said Konstan. “I look forward to working with Jennifer, the leadership team and the first-rate legal team to support the company’s strategic priorities.”

“Eve brings deep legal expertise across audio and the broader media landscape, and her appointment reinforces the strength of our leadership team during a period of focused execution,” said Jennifer Witz, Chief Executive Officer, SiriusXM. “As we continue to advance our strategic priorities, I look forward to partnering with Eve to support the business and help deliver long-term value for our listeners, partners, and shareholders.”

Witz added, “Rich has been an incredible addition to SiriusXM’s team, and his impact on the team and the business will continue to be felt for many years to come. On behalf of the entire company, I want to thank Rich for his contributions to the organization and wish him the best in his next chapter.”

About Eve Konstan

Eve Konstan most recently served as General Counsel at Spotify Technology S.A, where she was responsible for a wide range of legal matters including content licensing, M&A, litigation, employment, and compliance. Before joining Spotify in 2020, Konstan was Executive Vice President & General Counsel of WarnerMedia Entertainment and previously spent 20 years at HBO, ultimately serving as Executive Vice President & General Counsel of HBO. In that role, she oversaw all of HBO's legal matters worldwide, including production and clearance of original programming, global distribution agreements, litigation and employment matters, intellectual property, and antitrust matters. Konstan also practiced law at Cleary Gottlieb Steen & Hamilton. She holds a Bachelor of Arts with Honors from Eckerd College and a Juris Doctor degree from Columbia Law School.

About Sirius XM Holdings Inc.

SiriusXM is the leading audio entertainment company in North America with a portfolio of audio businesses including its flagship subscription entertainment service SiriusXM; the ad-supported and premium music streaming services of Pandora; an expansive podcast network; and a suite of business and advertising solutions. Reaching a combined monthly audience of approximately 170 million listeners, SiriusXM offers a broad range of content for listeners everywhere they tune in with a diverse mix of live, on-demand, and curated programming across music, talk, news, and sports. For more about SiriusXM, please go to: www.siriusxm.com.

Source: SiriusXM

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